Shopify Announces Results of its 2026 Annual Meeting of Shareholders
June 16, 2026 - Shopify Inc. announced today the results of its annual meeting of shareholders held on June 16, 2026. All director nominees were elected to the Board of Directors and PricewaterhouseCoopers LLP was reappointed as Shopify's auditors. Shareholders also accepted, on a non-binding advisory basis, Shopify's approach to executive compensation, as further described in Shopify's management information circular dated April 21, 2026. A shareholder proposal regarding an artificial intelligence policy was not approved.

The detailed results of the meeting are as follows:
1.Election of Directors
Each of the ten (10) nominees for director was elected to the Board of Directors. The votes cast for each nominee were as follows:

Director	Votes for	% of Votes for	Votes Against	% of Votes Against
Tobias Lütke	1,657,446,737	97.72%	38,629,744	2.28%
Lulu Cheng Meservey	1,691,141,695	99.71%	4,934,787	0.29%
Jeanne DeWitt Grosser	1,684,061,536	99.29%	12,014,945	0.71%
David Heinemeier Hansson	1,691,045,519	99.70%	5,030,963	0.30%
Jeremy Levine	1,665,712,404	98.21%	30,364,079	1.79%
Prashanth Mahendra-Rajah	1,687,117,698	99.47%	8,958,784	0.53%
Joseph Natale	1,534,092,144	90.45%	161,984,336	9.55%
Kevin Scott	1,692,124,196	99.77%	3,952,285	0.23%
Toby Shannan	1,692,107,202	99.77%	3,969,280	0.23%
Fidji Simo	1,639,426,472	96.66%	56,649,985	3.34%

Following the meeting, the Board of Directors intends to select Tobias Lütke to continue to serve as Chair of the Board of Directors and Joseph Natale to continue to serve as Lead Independent Director.

2.Appointment of Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP was reappointed as Shopify's auditors, and the directors were authorized to fix the auditors' remuneration. The votes were cast as follows:

Votes for	% of Votes for	Votes Withheld	% of Votes Withheld
1,762,083,817	99.42%	10,266,401	0.58%

3.Non-binding Advisory Vote on Executive Compensation

Shareholders accepted, on a non-binding advisory basis, the Company's approach to executive compensation. The votes were cast as follows:

Votes for	% of Votes for	Votes Against	% of Votes Against
1,377,881,961	81.24%	318,194,521	18.76%

4.    Shareholder Proposal

A shareholder proposal regarding an artificial intelligence policy was not approved. The votes were cast as follows:

Votes for	% of Votes for	Votes Against	% of Votes Against
235,153,526	13.86%	1,460,922,955	86.14%

About Shopify
Shopify provides essential internet infrastructure for commerce. Shopify's all-in-one platform makes it easier to start, run, and grow a business, powering sales online, in-store, and everywhere in between. Millions of businesses in 175+ countries use Shopify—from entrepreneurs to brands like Aldo, BarkBox, Carrier, Meta, Vuori, SKIMS, and Supreme.
For more information, visit www.shopify.com.

CONTACT INVESTORS:	CONTACT MEDIA:
Shane Kleinstein	Ben McConaghy
Director, Investor Relations	Director, Communications
IR@shopify.com	press@shopify.com